Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated July 2, 2007)	Registration No. 333-143979
$120,000,000
2.75% Convertible Senior Subordinated Notes due 2027
and
Shares of Common Stock Issuable Upon Conversion of the Notes.
     This Prospectus Supplement No. 3 supplements the prospectus dated July 2, 2007, as supplemented by prospectus supplements dated July 10, 2007 and August 2, 2007, relating to the resale from time to time by certain of our securityholders of up to $120,000,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due 2027 issued by Pioneer Companies, Inc. and the shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.
     You should read this Prospectus Supplement No. 3 in conjunction with the Prospectus and previous prospectus supplements. This Prospectus Supplement No. 3 is qualified by reference to the Prospectus and previous prospectus supplements, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus or previous prospectus supplements. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.
     The following information updates the information provided in the Prospectus under the table titled “Selling Securityholders” for the selling securityholder named below:

		Percentage of		Number of	Common Stock
		Aggregate	Number of Shares	Shares of	Beneficially Owned
	Amount of Notes	Principal Amount	of Common Stock	Common Stock	Following the
Name of Selling Securityholder	Offered Hereby	of Notes Outstanding	Owned(1)(2)	Offered Hereby(1)	Offering(3)

Morgan Stanley & Co. Incorporated (4)	$5,000,000	4.2%	233,802	141,611	92,191

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 28.3222 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights” and “Description of Notes—Determination of Make Whole Amount.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the Notes.

(4)	This securityholder is a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended. It has advised us that it acquired the securities offered by this prospectus in the ordinary course of business and not as compensation for investment banking services or as investment shares. This securityholder is a wholly-owned subsidiary of Morgan Stanley, a public company.

     Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 8 of the Prospectus dated July 2, 2007 and the risk factors incorporated therein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

This date of this Prospectus Supplement No. 3 is August 30, 2007.